Exhibit 99.1

Shiff Group Assets Ltd.

and

DZDLUX S.à r.l.

SHARE PURCHASE AGREEMENT

(sale and purchase of shares)

2nd July 2026

THIS SHARE PURCHASE AGREEMENT (the “Agreement”) is made on 2nd July 2026,

BETWEEN

(1)	Shiff Group Assets Ltd., a limited liability company incorporated under the laws of the State of Israel, company number 510330509, whose registered office is at 167 HaYarkon Street, Tel Aviv, Israel (the “Seller”);

AND

(2)	DZDLUX S.à r.l., a limited liability company (société à responsabilité limitée) governed by the laws of the Grand Duchy of Luxembourg, whose registered office is at 63, rue de Merl, L-2146 Luxembourg, registered with the Luxembourg Trade and Companies Register under number B282103 (the “Buyer”).

The Seller and the Buyer are hereinafter collectively referred to as the “Parties” and each as a “Party”.

WHEREAS:

The Seller is the legal and beneficial owner of two hundred thirty-five thousand seven hundred twelve (235,712) shares of common stock, no par value per share, of SKYX Platforms Corp., a corporation incorporated under the laws of the State of Florida, United States of America, whose common stock is listed on the Nasdaq Stock Market under the ticker symbol SKYX, ISIN US78471E1055 (the “Shares”).

The Seller wishes to sell, transfer and assign to the Buyer, and the Buyer wishes to purchase from the Seller, the Shares, for cash consideration and upon the terms and conditions set out in this Agreement.

The Parties have agreed that the purchase price for the Shares shall be determined by reference to the official closing market price of the Shares on the Nasdaq Stock Market on the Closing Date, as further set out below.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, the Parties, intending to be legally bound, hereby agree as follows:

1 SALE AND PURCHASE

1.1	Upon and subject to the terms and conditions of this Agreement, the Seller hereby sells, transfers and assigns to the Buyer, and the Buyer hereby purchases from the Seller, the Shares, free and clear of any lien, pledge, charge, encumbrance, security interest or third-party right of any kind.

1.2	Title to, and all rights attached to, the Shares shall pass from the Seller to the Buyer on the Closing Date, against payment in full of the Purchase Price in cash.

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2 PURCHASE PRICE – DYNAMIC PRICING MECHANISM

2.1	The purchase price per Share shall be equal to the official closing market price of the Shares on the Nasdaq Stock Market on the Closing Date (the “Reference Price”).

2.2	The total purchase price payable by the Buyer to the Seller for the Shares (the “Purchase Price”) shall be equal to the Reference Price multiplied by 235,712 Shares.

2.3	If no official closing price is published on the Closing Date, or if trading in the Shares does not take place on such date, the Reference Price shall be the official closing market price of the Shares on the most recent preceding trading day on which trading occurred. The Purchase Price shall be paid in cash by the Buyer to the Seller on the Closing Date. The Parties acknowledge that the Purchase Price determined in accordance with this Section reflects the fair market value of the Shares at Closing.

3 CLOSING

3.1	Closing of the sale and purchase of the Shares (the “Closing”) shall take place on July 2, 2026 or on such other date as may be agreed by the Parties in writing (the “Closing Date”). At Closing, the Buyer shall pay the Purchase Price in cash to the Seller and the Seller shall deliver or procure the delivery of all documents and instructions required to effect the transfer of the Shares to the Buyer.

3.2	Following Closing, the Buyer shall be solely responsible, at its own cost and expense, for completing and maintaining any registration, recording, notification, filing or administrative action required in connection with the transfer of the Shares, including any registration with SKYX Platforms Corp., its transfer agent, broker, custodian or any other relevant person or authority. The Seller shall provide such reasonable assistance and execute such documents as may be reasonably required to effect such registration.

3.3	Any amount not paid when due shall bear default interest from the due date until the date of actual payment (both before and after judgment) at a rate of 8% per annum, calculated on a daily basis.

3.4	The Buyer shall pay the Purchase Price to the Seller within seven (7) Business Days following the Closing Date.

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4 TAXES AND WITHHOLDING

4.1	The Purchase Price is stated on a gross basis. Any Taxes payable by the Seller in connection with the sale of the Shares shall be borne solely by the Seller.

4.2	If the Buyer is required by applicable law, regulation or a valid instruction of any governmental authority to deduct or withhold any Tax from any payment due under this Agreement, the Buyer shall be entitled to make such deduction or withholding and shall remit the relevant amount to the competent tax authority in accordance with applicable law.

4.3	The Buyer shall provide the Seller, as soon as reasonably practicable, with evidence of such withholding and remittance and shall reasonably cooperate with the Seller in obtaining any available credit, refund, relief or exemption in respect thereof, including by providing supporting documentation and confirmations reasonably requested by the Seller.

4.4	The Seller shall promptly provide any tax forms, certificates, declarations or approvals reasonably required to reduce or eliminate any withholding obligation.

5 COSTS AND EXPENSES

All costs and expenses, if any, in connection with the execution, performance and perfection of this Agreement shall be borne by the Party incurring such costs and expenses, unless otherwise agreed in writing.

6 NOTICES

All communications between the Parties hereto shall be given in writing to the address of the recipient set out above or to such other address as will have been notified to the other Party.

7 ENTIRE AGREEMENT – AMENDMENTS

This Agreement contains the entire agreement of the Parties with respect to the subject matter hereof, and there are no representations, covenants or other agreements except as stated or referred to herein.

This Agreement may be amended only by a written instrument executed by the Parties or their respective successors or assigns.

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8 PARTIAL INVALIDITY

If, at any time, any provision of the Agreement is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired. To the extent legally permissible, the Parties shall substitute for the invalid, illegal or unenforceable provision a provision with a substantially similar economic effect and intent.

9 FURTHER ASSURANCES

Each Party shall perform such acts, execute and deliver such instruments and documents, and do all such other things as reasonably necessary to accomplish the transactions contemplated in this Agreement and/or to otherwise give effect to this Agreement.

10 COUNTERPARTS

This Agreement may be executed in one or more counterparts, and by the Parties on separate counterparts, but shall not be effective until each Party has executed at least one counterpart and each such counterpart shall constitute an original of this Agreement but all the counterparts shall together constitute one and the same instrument. The delivery of signed counterparts by facsimile or email transmission that includes a copy of the sending Party’s signature is as effective as signing and delivering the counterpart in person.

11 APPLICABLE LAW AND JURISDICTION

This Agreement shall be governed by, and construed in accordance with, the laws of the Grand Duchy of Luxembourg. The Parties hereby agree that the courts of Luxembourg City shall have exclusive jurisdiction to settle any dispute which may arise out of or in connection with this Agreement and that accordingly any proceeding, suit or action arising out of or in connection with this Agreement shall be brought before such courts.

(signature page to follow)

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[EXECUTION PAGE OF THE SHARE PURCHASE AGREEMENT CONCLUDED BETWEEN SHIFF GROUP ASSETS LTD. AND DZDLUX S.à r.l.]

For and on behalf of Shiff Group Assets Ltd.

/s/ Dov Shiff
Mr. Dov Shiff
Owner

For and on behalf of DZDLUX S.à r.l.

/s/ Dov Shiff	/s/ Daniel Galhano
Mr. Dov Shiff	Mr. Daniel Galhano
A Manager	B Manager

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